Exhibit 10.2

Century Aluminum Company
Long-Term Incentive Plan
(Adopted Effective January 1, 2008)

1.	NAME

The name of this Plan is the Century Aluminum Company Long-Term Incentive Plan (the “LTIP”).

2.	PURPOSE

The purpose of the LTIP is to advance the interests of the Company by giving senior-level employees of the Company and its Subsidiaries who occupy key executive positions the opportunity to earn long-term incentive awards through achievement of performance goals and to acquire a proprietary interest in the Company.

3.	DEFINITIONS

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean a Change in Control as defined in the Stock Incentive Plan as in effect at such time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board.

“Company” shall mean Century Aluminum Company.

“Disability” shall mean permanent and total disability as defined in Section 22(e)(3) of the Code.

“Earned Performance Unit Award” shall mean the number of Performance Units actually earned for a Plan Period, which may be more or less than the related Target Award, subject to the terms of the LTIP.

“LTIP Award” has the meaning set forth in Section 5.A.

“LTIP Award Value” has the meaning set forth in Section 5.A.

“Participant” shall mean any full-time salaried employee of the Company or a Subsidiary who is selected by the Committee to receive an LTIP Award under the LTIP.

“Peer Group” means the peer group established by the Committee from time to time, which may be modified or amended at any time by the Committee.

“Performance Measures” shall include (1) strategic objectives, (2) free cash flow from operations, (3) relative total shareholder return vis a vis the Peer Group, and (4) such other objectives as the Committee deems to be of material importance to the growth and profitability of the Company based on recommendations from and in consultation with the Chief Executive Officer, as well as the Committee’s independent analysis.  Performance Measures may be similar to (but need not be the same as) goals and objectives for the Company as contained in and submitted to the Board annually in Company business plans.

“Performance Units” shall mean that portion of an LTIP Award which is denominated in units, each such unit having a fixed value of $1.00, which shall be paid in cash to a Participant to the extent earned under the LTIP.

“Plan Periods” shall mean overlapping periods of three consecutive calendar years each, the first of which such periods shall commence on January 1, 2008 and end on December 31, 2010.

“Retirement” shall mean termination of employment on or after the attainment of “normal retirement age” as defined under the Company’s Employees Retirement Plan as in effect at the beginning of the Plan Period.

“Section 409A Change in Control” means a Change in Control that satisfies the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Code as determined pursuant to Treasury Regulations or other applicable guidance issued under Section 409A.

“Stock Incentive Plan” shall mean the Century Aluminum Company Amended and Restated 1996 Stock Incentive Plan, as amended and restated from time to time, the provisions of which are incorporated herein by reference, but shall not include, and LTIP Awards shall not be subject to, the Century Aluminum Company Amended and Restated 1996 Stock Incentive Plan Implementation Guidelines for Performance Share Awards.

“Subsidiary” shall mean any corporation or other entity, or any partnership or other enterprise, the voting stock or other form of equity of which, as the case may be, is owned or controlled 50% or more, directly or indirectly, by the Company.

“Target Award” shall mean the number of Performance Units initially awarded to a Participant under the LTIP.

“Termination Other than for Cause” shall mean termination of a Participant's employment by the Company or a Subsidiary other than for Cause and expressly excludes voluntary termination by a Participant.  Termination for Cause shall mean termination due to the Participant’s (i) commission of an act of theft, embezzlement, fraud, or dishonesty, (ii) breach of fiduciary duty to the Company or a Subsidiary, or (iii) failure to perform the material duties of the Participant’s employment, other than due to death or Disability, which failure continues after written notice and a reasonable opportunity to cure.

“Time-vesting Performance Share Units” are contingent awards that entitle a Participant to receive one share of the Company’s common stock for each Time-vesting Performance Share Unit that is vested.

4.	TERM

The LTIP shall commence with the Plan Period that begins as of January 1, 2008, and shall continue until such time thereafter as it may be terminated by the Committee.

5.	LTIP AWARD

A.	General

1.
On or before March 30 (or such later date as may be determined by the Committee) of the first calendar year of each Plan Period, the Committee, based on the recommendations of and in consultation with the Chief Executive Officer, as well as the Committee’s independent analysis, shall, in its discretion, establish a list of Participants eligible to participate in the LTIP for the subject Plan Period and shall grant to each Participant an award under the LTIP with respect to that Plan Period (an “LTIP Award”).

2.
If an employee is selected as a Participant at any time other than on or before the beginning of a Plan Period, the Committee may, in its discretion, based on the recommendations of and in consultation with the Chief Executive Officer, as well as the Committee’s independent analysis, award such Participant a full or pro-rated LTIP Award for that Plan Period.

3.
Each Participant’s LTIP Award shall be expressed in dollars as a percentage of his or her base salary in effect as of the first day of the Plan Period to which said LTIP Award pertain (the “LTIP Award Value”).

4.
50% of the LTIP Award Value of each LTIP Award shall be in the form of Performance Units and 50% of the LTIP Award Value of each LTIP Award shall be in the form of Time-vesting Performance Share Units.

B.	Performance Units

1.	Grant of Award Opportunity

a.	The Target Award for each Participant shall be established by the Committee as the product obtained by multiplying the LTIP Award Value by 0.50.

b.
The Committee shall establish Performance Measures and the relative weighting for each Performance Measure, based on the recommendations of, and in consultation with, the Chief Executive Officer, as well as the Committee’s independent analysis.

c.
For each Performance Measure that warrants the establishment of numerical goals, the Committee shall establish three levels of numerical goals: threshold, target, and outstanding, and the number of Performance Units that will be earned upon the achievement of each such goal, based on the recommendations of, and in consultation with, the Chief Executive Officer, as well as the Committee’s independent analysis.

d.
With respect to strategic Performance Measures, high level goals will be described by the Committee qualitatively and the number of Performance Units that will be earned upon achievement of threshold, target and outstanding levels, based on the recommendations of, and in consultation with, the Chief Executive Officer, as well as the Committee’s independent analysis.

2.	Award Determination

a.
During the calendar year that begins immediately following the end of a Plan Period, the Committee shall, based on the recommendations of, and in consultation with, the Chief Executive Officer, as well as the Committee’s independent analysis, determine in its discretion the extent to which Performance Measure goals have been met for that Plan Period, (including whether adjustments to such goals and/or actual results shall be made).  In doing so, the Committee shall determine the amount of each Participant’s Earned Performance Unit Award by measuring independently, at the conclusion of the Plan Period, Company achievement of Performance Measure goals for each Performance Measure for that Plan Period, and then taking the sum of the earned amounts for each Performance Measure.  Earned Performance Unit Awards may equal from zero up to two times a Target Award.

b.
The Committee shall have full and complete discretion, in light of considerations deemed appropriate by the Committee, to modify, based on the recommendations of and in consultation with the Chief Executive Officer, as well as the Committee’s independent analysis, any Earned Performance Unit Award to increase or decrease the amount otherwise payable hereunder.  This discretion shall include the right to make adjustments to the Performance Measure goals and/or actual results, to determine that an Earned Performance Unit Award shall be zero, to determine that an Earned Performance Unit Award exceeds the number of Performance Units actually earned for a Plan Period, and to provide for payment of an earned Performance Unit Award in an amount greater than 200% of the Target Award.

3.	Payment.

a.	Earned Performance Unit Awards shall be paid in cash during the calendar year that begins immediately after the end of the Plan Period at a rate of $1.00 per each Earned Performance Unit.

b.
A pro-rated portion of an Earned Performance Unit Award shall be paid to a Participant whose employment by the Company or a Subsidiary is terminated prior to the end of a Plan Period due to death, Disability, Retirement, Termination Other than for Cause, or other reason approved by the Committee. The pro-rated portion payable to such Participant shall be determined by multiplying his or her Earned Performance Unit Award by a fraction, the numerator of which is the number of weeks of his or her full employment by the Company or a Subsidiary during such Plan Period and the denominator of which is 156.  Payment of a pro-rated Earned Performance Unit Award will be made when Earned Performance Unit Awards are otherwise paid under the LTIP.

c.
A Participant shall forfeit all opportunity to receive payment of Performance Units in the event of termination of his or her employment by the Company or a Subsidiary prior to the last day of the Plan Period for any reason other than death, Disability, Retirement, Termination Other than for Cause, or other reason approved by the Committee.

C.	Time-vesting Performance Share Units

1.	Amount

The aggregate number of Time-vesting Performance Share Units shall be the quotient of 50% of the Participant’s LTIP Award Value divided by the average closing price for the Company’s common stock for the 60 trading days immediately preceding the date as of which the LTIP Award is made.  Time-vesting Performance Share Units shall be granted pursuant to, and shall be subject to, the provisions of the Stock Incentive Plan and the LTIP.  The number of Time-vesting Performance Share Units granted shall not exceed any applicable limits under the Stock Incentive Plan.  The Time-vesting Performance Share Units granted to a Participant as part of his or her LTIP Award shall be granted to the Participant as of the date on which his or her LTIP Award is made.  The number of Time-vesting Performance Share Units is not subject to adjustment, but is subject to vesting as set forth below.

2.	Payment

a.
Time-vesting Performance Share Units granted to a Participant shall vest in full upon the last day of the Plan Period in respect of which such Time-vesting Performance Share Units are granted, or, earlier, upon the Participant’s termination of employment by the Company or a Subsidiary due to death, Disability, Termination Other than for Cause, or other reason approved by the Committee.

b.
Upon a Participant’s termination of employment by the Company or a Subsidiary due to Retirement, Time-vesting Performance Share Units granted to a Participant shall vest pro rata based on the number of whole months of the Plan Period which have passed prior to such termination, or in such greater amount as may be determined by the Committee in its sole discretion

c.
Vested Time-vesting Performance Share Units will be settled for an equivalent number of shares of Common Stock of the Company as soon as practicable but no later than 2-1/2 months after the date of vesting (or within such other time period as may be required under Section 409A); provided however, that the Time-vesting Performance Share Units of a Participant who vests upon Retirement shall be settled within 2-1/2 months after the last day of the Plan Period (or within such other time period as may be required under Section 409A).

d.
A Participant shall forfeit all opportunity to vest in or receive payment for his or her Time-vesting Performance Share Units in the event of termination of employment by the Company or a Subsidiary prior to the last day of the Plan Period for any reason other than death, Disability, Retirement, Termination Other than for Cause, or other reason approved by the Committee.

D.	Change in Control

1.
Time-vesting Performance Share Units.  Upon a Change in Control of the Company, all Time-vesting Performance Share Units outstanding hereunder shall vest pursuant to the provisions of the Stock Incentive Plan, and shall be settled as soon as practicable but not later than 2-1/2 months after the Change in Control (or within such other time period as may be required under Section 409A).

2.
Performance Units.  Upon a Change in Control all Performance Units outstanding hereunder shall become Earned Performance Unit Awards in an amount equal to the Target Award, or a multiple of up to 200% of the Target Award as may be determined by the Committee for one or more Participants in light of considerations deemed appropriate by the Committee.  Payment of Earned Performance Unit Awards shall be made as soon as practicable but not later than 2-1/2 months after the Change in Control (or within such other time period as may be required under Section 409A).

3.
Section 409A.  Notwithstanding the above, payment of Performance Units and settlement of Time-vesting Performance Share Units shall not be accelerated unless the Change in Control is also a Section 409A Change in Control.

4.
Severance-Protection Agreements.  The acceleration of vesting, settling and payment of Time-vesting Performance Share Units and Performance Units pursuant to the LTIP and any Performance Unit Award Agreement or any Time-vesting Performance Share Unit Award Agreement hereunder shall not supersede, and shall be subject to, such greater rights as a Participant may be entitled to under any severance-protection or other agreement with the Company, subject to compliance with the requirements of Section 409A.

E.	Recoupment

LTIP Awards shall be subject to recoupment by the Company under and in accordance with the provisions of any Incentive Compensation Recoupment Policy that may be adopted by the Board from time to time.

6.	ADMINISTRATION

A.
Each grant of an LTIP Award shall be evidenced by (1) a Performance Unit Award Agreement, and (2) a Time-vesting Performance Share Unit Award Agreement, each of such agreements to be executed on behalf of the Company by an officer designated by the Committee and to be accepted by the Participant who receives such LTIP Award.  Each such agreement shall state that the portion of the LTIP Award to which it pertains is subject to all the terms and provisions of the LTIP and, in the case of Time-vesting Performance Share Units, the Stock Incentive Plan, and shall have such terms as the Committee shall approve, consistent with the provisions of the LTIP and, as applicable, the Stock Incentive Plan.

B.
The Committee has full power and authority to amend, modify, terminate, construe, interpret and administer the LTIP.  Any interpretation of the LTIP by the Committee or any action or decision by the Committee administering the LTIP shall be final and binding on all Participants.

C.
In carrying out its duties hereunder the Committee may in its discretion (1) appoint such committees comprised of some or all of the members of the Committee, with such powers as the Committee shall in each case determine, (2) authorize one or more members of the Committee or any agent to execute or deliver any instrument or instruments in behalf of the Committee, and (3) employ such counsel, agents and other services as the Committee may require.

D.
Pursuant to the direction of the Chief Executive Officer, the Company shall follow such procedures as the Chief Executive Officer or the Chief Executive Officer’s designees deem necessary and appropriate to implement the provisions of the LTIP.

7.	CHIEF EXECUTIVE OFFICER

The Committee shall make LTIP Awards to the Chief Executive Officer in its sole discretion.  Notwithstanding anything contained herein to the contrary, to the extent proscribed by the Nasdaq Marketplace Rules, the Charter of the Committee and other applicable laws, rules and regulations, the Chief Executive Officer shall not provide recommendations with respect to LTIP Awards for the Chief Executive Officer.

8.	NON-ASSIGNABILITY

Nothing in the LTIP shall be deemed to make any rights granted pursuant hereto assignable or transferable by a Participant except pursuant to the laws of descent and distribution.  No rights under the LTIP may be hypothecated or encumbered in any manner whatsoever, and creditors of Participants shall have no right or power to obtain all or any portion of grants made hereunder.  Any attempted assignment, hypothecation or encumbrance by a Participant shall be null and void.  Each Participant may, however, designate one or more beneficiaries under the LTIP on a form to be supplied, upon request, by the Secretary of the Company.

9.	WITHHOLDING

The Company and its Subsidiaries shall, to the extent required by law, have the right to deduct from payments of any kind due to a recipient hereunder, or to otherwise require payment by said recipient, of the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under the LTIP.  In addition, subject to and in accordance with the provisions of the Stock Incentive Plan and the applicable Performance Share Award Agreement, a Participant may elect, with the Company’s concurrence, to satisfy the withholding requirement with respect to Time-vesting Performance Share Units by authorizing and directing the Company to withhold shares of Common Stock of the Company having a fair market value equal to the minimum required statutory withholding amount in connection with said applicable Time-vesting Performance Share Unit Award Agreement.

10.	EMPLOYEE RIGHTS

No employee of the Company or any Subsidiary has a claim or right to be a Participant in the LTIP, to continue as a Participant, or to be granted LTIP Awards under the LTIP.  The Company and its Subsidiaries are not obligated to give uniform treatment to Participants, except as and to the extent required by applicable law.  Participation in the LTIP does not create a contract of employment between a Participant and the Company or any of its Subsidiaries, and does not give a Participant the right to be retained in the employment of the Company or its Subsidiaries; nor does it imply or confer any other rights. Nothing contained in the LTIP shall be deemed to require the Company or its Subsidiaries to deposit, invest or set aside any amounts for the payments of any Awards; nor will anything be deemed to give any Participant any ownership, security, or other rights in any assets of the Company or its Subsidiaries.

11.	SECTION 409A

The LTIP is intended to comply with the provisions of Section 409A of the Code and shall be interpreted in a manner consistent with the requirements of such law to the extent applicable.  If the Company determines that a Participant is a “specified employee” (as defined under Section 409A) at the time of termination of employment, payment of LTIP Awards shall be delayed until six months and one day following termination of employment if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  In addition, to the extent that a Participant’s benefits under the LTIP are payable upon a termination of employment and are subject to Section 409A, a “termination of employment” shall be interpreted to mean a “separation from service” which qualifies as a permitted payment event under Section 409A of the Code.

12.	GOVERNING LAW AND VALIDITY

The LTIP, all LTIP Awards that may be granted hereunder, and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, and any applicable federal law.  The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.

Adopted by the Board of Directors on April 7, 2008.

/s/ John P. O'Brien
John P. O’Brien
Chairman of the Board